July 7, 1998




Advantica Restaurant Group, Inc.
203 East Main Street
Spartanburg, SC  29319


Ladies and Gentlemen:

         As Assistant General Counsel of Advantica Restaurant Group, Inc. ("Advantica"), I am familiar with the Registration Statement filed by Advantica, on May 19, 1998, with the Securities and Exchange Commission ("SEC") and the post-effective amendment to such Registration Statement to be filed with the SEC on or about July 9, 1998, with respect to the 4,888,888 shares of Advantica $.01 par value common stock issuable under the Advantica Restaurant Group Stock Option Plan and the Advantica Restaurant Group Officer Stock Option Plan.

         It is my opinion that the Advantica $.01 par value common stock so registered with respect to such plans, when sold or issued hereafter upon the exercise of stock options in accordance with the provisions of such plans and upon payment of the consideration for such shares as contemplated by said plans, will be validly issued, fully paid and nonassessable.

         I hereby consent to the use of this opinion as Exhibit 5(a) to the above mentioned Registration Statement.

Sincerely,

/s/     J. Scott Melton
-------------------------
J. Scott Melton
Assistant General Counsel

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